EXHIBIT 99.1

Qumu Appoints Dan Fishback to its Board of Directors

Technology Executive Brings Extensive Enterprise Software Experience

Minneapolis, MN – December 11, 2013 – Qumu Corporation (NASDAQ: QUMU), today announced that Dan Fishback has been appointed to its Board of Directors, effective immediately. Mr. Fishback brings over 20 years of experience in technology companies, serving in senior executive positions at DemandTec, Ariba, Trading Dynamics, and Hyperion Solutions. With the addition of Mr. Fishback, there are nine directors currently serving on the Qumu board.

“We are pleased to welcome Dan Fishback to our Board,” said Sherman Black, President and CEO of Qumu. “As a CEO, he has demonstrated the ability to build successful, high growth technology companies. He has a strong track record of expanding market opportunities, driving revenue growth and profitability, and enhancing the valuation of these companies. We expect he will be a great asset to the Board and we look forward to his contributions.”

Most recently, Mr. Fishback served as the President & CEO of DemandTec, Inc., a cloud-based collaborative optimization network for retailers and consumer products companies, from 2001 to 2013, following the firm’s acquisition by IBM for $440 million in 2012. Under his leadership, DemandTec brought together the disciplines of advanced econometrics, large-scale data processing, and Software-as-a-Service to help retailers and consumer products manufacturers develop effective merchandising and marketing strategies based on shopper behavior.

Prior to joining DemandTec, Mr. Fishback worked for Ariba, Inc. as the Vice President of Channels. He joined Ariba when it acquired Trading Dynamics in 1999 where he served most recently as the Vice President of Sales. He also held senior sales positions at Hyperion Solutions Corporation, Arbor Software Corporation and Unisys Corporation. He holds a B.A. in Business Administration from the University of Minnesota-Duluth. Mr. Fishback currently serves on the board of directors for private companies Quantum Retail Technology and Moogsoft, Inc., as well as the non-profit foundation DemandHope.

“I am excited to join the Qumu board and work with this exceptional team,” said Mr. Fishback. “Qumu is an emerging leader in a fast-growing market and I look forward to assisting the Company in reaching its full potential.”

About Qumu Corporation

Qumu Corporation (NASDAQ: QUMU) provides the tools businesses need to create, manage, secure, distribute and measure the success of their videos. Qumu's innovative solutions release the power in video to engage and empower employees, partners and clients. Qumu helps thousands of organizations around the world realize the greatest possible value from video and other rich content they create and publish. Whatever the audience size, viewer device or network configuration, Qumu solutions are how business does video. Additional information can be found at www.qumu.com.

Investor Contacts:
James Stewart, CFO
Qumu Corporation
952/683-7900

Jenifer Kirtland
EVC Group
415/568-9349